PACHOLDER HIGH YIELD FUND, INC.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE

AND FINANCIAL OFFICERS

I.	Covered Officers and Purpose

This Code of Ethics (“Code”) for Pacholder High Yield Fund, Inc. (the “Fund”) applies to the Fund’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers”, each of whom is set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons; and

•	accountability for adherence to this Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

This Code is the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund’s investment adviser or other service providers govern, or purport to govern, the behavior or activities of the Covered Officers, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics adopted by the Fund and its investment adviser, Pacholder & Company LLC (the “Adviser”), pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) are separate requirements applying to the Covered Officers and others, and are not part of this Code.

II.	Conflicts of Interest

Covered Officers should handle ethically actual and apparent conflicts of interest. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund, and already are subject to conflict-of-interest provisions in the 1940 Act and the Investment Advisers Act of 1940 (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund’s and the Adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the Adviser, for which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, the Fund’s Board of Directors (the “Board”) recognizes that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by this Code, even if such conflicts are not subject to provisions in the 1940 Act and the Advisers Act. Covered Officers should keep in mind that the examples of conflicts of interest in this Code are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

•	not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund;

•	report at least annually any affiliations or other relationships related to conflicts of interest that the Fund’s Directors and Officers Questionnaire covers.

There are some conflict-of-interest situations that should always be discussed with the Fund’s Compliance Officer if material. Examples of these include:

•	service as a director on the board of any public or private company;

•	the receipt of any non-nominal gifts;

•	the receipt of any entertainment from any company with which the Fund has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than the Adviser or any affiliated person thereof;

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund;

•	each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•	each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read and understands the Code;

•	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

•	not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Compliance Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Principal Executive Officer will be considered by the independent directors of the Fund (the “Committee”).

The Fund will follow these procedures in investigating and enforcing this Code:

•	the Compliance Officer will take all appropriate action to investigate any potential violations reported to him;

•	if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

•	any matter that the Compliance Officer believes is a violation will be reported to the Committee;

•	if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its members; or a recommendation to dismiss the Covered Officer;

•	the Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the independent directors.

VI.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Fund, the Adviser and Fund counsel.

VII.	Internal Use

This Code is intended solely for internal use by the Fund and does not constitute an admission, by or on behalf of any company, as to any fact, circumstance or legal conclusion.

Adopted as of August 27, 2003

Exhibit A

COVERED OFFICERS

Principal Executive Officer –	William A. Morgan

Principal Financial Officer –	James E. Gibson